AMENDMENT NO. 22
TO
AGREEMENT FOR INVENTORY FINANCING

    This Amendment No. 22 ("Amendment") to the Agreement for Inventory Financing is made as of December ______, 2021 by and among Peridot Financing Solutions, a Delaware limited liability company ("Peridot"), Business Supplies Distributors Holdings, LLC, a limited liability company duly organized under the laws of the state of Delaware (“Holdings”), Supplies Distributors, Inc., a corporation duly organized under the laws of the state of Delaware ("Borrower"), Priority Fulfillment Services, Inc., a corporation duly organized under the laws of the state of Delaware (“PFS”) and PFSweb, Inc., a corporation duly organized under the laws of the state of Delaware (“PFSweb”) (Borrower, Holdings, PFS, PFSweb, and any other entity that executes this Agreement or any Other Document, including without limitation all Guarantors, are each individually referred to as a “Loan Party” and collectively referred to as “Loan Parties”).

RECITALS:

    A.    Each Loan Party and Peridot have entered into that certain Agreement for Inventory Financing that was assigned and novated to Peridot as of August 31, 2021 (as amended, modified, restated or supplemented from time to time, the "Agreement"); and

    B.    The parties have agreed to modify the Agreement as more specifically set forth below, upon and subject to the terms and conditions set forth herein.

AGREEMENT

    NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower, the other Loan Parties and Peridothereby agree as follows:

Section 1. Definitions.     All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement.

Section 2. Amendment.

A.    Attachment A to the agreement is hereby amended by deleting such attachment A in its entirety and substituting, in lieu thereof, the attachment A attached hereto. Such new Attachment A shall be effective as the date specified in the new Attachment A. The changes contained in the new Attachment A include, without limitation, the following:

(i)Section II: Fees, Rates and Repayment Terms, subsection (A) is amended and restated in its entirety to read as follows:

(A) Credit line: Five Million Five Hundred Thousand Dollars ($5,500,000.00)

(ii)Section II: Fees, Rates and Repayment Terms, subsection (A) is amended and restated in its entirety to read as follows:

(A) Collateral Insurance Amount: Five Million and Five Hundred Thousand Dollars. ($5,500,000)

Section 3. Conditions of Effectiveness and Amendment. This Amendment shall become effective upon the receipt of Peridot of this Amendment which shall have been authorized, executed and delivered by each of the parties hereto and Peridot shall have received a copy of a fully executed Amendment.

Section 3.2 Accuracy and Completeness of Warranties and Representations. All representations made by the Loan Party in the Agreement were true and accurate and complete in every respect as of the date made, and, as amended by this Amendment, all representations made by the Loan Party in the Agreement are true, accurate and complete in every material respect as of the date hereof, and do not fail to disclose any material fact necessary to make representations not misleading.

Section 3.3 Violation of Other Agreements and Consent. The execution and delivery of this Amendment and the performance and observance of the covenants to be performed and observed

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hereunder (a) do not violate or cause any Loan Party not to be in compliance with the terms of any agreement to which such Loan Party is a party, and (b) require the consent of any Person.

Section 3.4 Litigation. Except as has been disclosed by the Loan Parties to Peridot in writing, there is no litigation, proceeding, investigation or labor dispute pending or threatened against any Loan Party, which, if adversely determined, would materially adversely affect the Loan Party's ability to perform such Loan Party's obligations under the Agreement and the other documents, instruments and agreements executed in connection therewith or pursuant hereto.

Section 3.5 Enforceability of Amendment. This Amendment has been duly authorized, executed and delivered by each Loan Party and is enforceable against each Loan Party in accordance with its terms.

Section 4. Ratification of Agreement. Except as specifically amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect. Each Loan Party hereby ratifies, confirms and agrees that the Agreement, as amended hereby, represents a valid and enforceable obligation of such Loan Party, and is not subject to any claims, offsets or defenses.

Section 5. Ratification of Guaranty and Notes Payable Subordination Agreement. Each of Holdings, PFSweb and PFS hereby ratify and confirm their respective guaranties in favor of Peridot and agree that such guaranties remain in full force and effect and that the term “Liabilities”, as used therein include, without limitation the indebtedness liabilities and obligations of the Borrower under the Agreement as amended hereby.

Section 6. Governing Law. This Amendment shall be governed by and interpreted in accordance with the laws which govern the Agreement.

Section 7.    Counterparts and Electronic Copies. This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one agreement. Customer acknowledges that Peridot may maintain a copy of this Amendment in electronic form and agrees that a copy reproduced from such electronic form or any other reliable means (for example, photocopy, image or facsimile) shall in all respects be considered equivalent to an original.

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    IN WITNESS WHEREOF, each Loan Party has read this entire Amendment, and has caused its authorized representatives to execute this Amendment and has caused its corporate seal, if any, to be affixed hereto as of the date first written above.

Peridot Financing Solutions	Supplies Distributors, Inc.
By: _____________________________________	By: _____________________________________
Print Name: ______________________________	Print Name: ______________________________
Title: ___________________________________	Title: ___________________________________

Business Supplies Distributors Holdings, LLC	Priority Fulfillment Services, Inc.
By: __________________ as Managing Member
By: _____________________________________	By: _____________________________________
Print Name: ______________________________	Print Name: ______________________________
Title: ___________________________________	Title: ___________________________________

PFSweb, Inc.

By: _____________________________________
Print Name:______________________________
Title: ___________________________________

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Attachment A (“Attachment A”)
TO
AGREEMENT FOR INVENTORY FINANCING
DATED MARCH 29, 2002

EFFECTIVE DATE OF THIS ATTACHMENT A: December _______, 2021

SECTION I. BORROWER/LOAN PARTIES:

(A)BORROWER:

Supplies Distributors, Inc.                     3416326

(B)ADDITIONAL LOAN PARTIES:

Business Supplies Distributors Holdings, LLC        3410894
Priority Fulfillment Services, Inc.                2606094
PFSweb,inc.                        3062550

SECTION II. FEES, RATES AND REPAYMENT TERMS:

(A)Credit Line: Five Million Five Hundred Thousand Dollars ($5,500,000.00)

(B)Borrowing Base:
(i)100% of the Borrower’s inventory in the Borrower’s possession as of the date of determination as reflected in the Borrower’s most recent Collateral Management Report constituting Products (other than service parts) financed through a Product Advance by Peridot, so log and (1) Peridot has first priority security interest in such Products and (2) such Products are in new and un-opened boxes;
(ii)80% of price protection payments, credits, discounts, incentive payments, rebated and refunds relating to Ricoh Products (“Accounts”) in the aggregate not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000.00) provided that (i) Borrower obtains (and provides to Peridot along with the monthly Collateral Management Report required under section 7.1 (O)) from Peridot written confirmation (a) acknowledging the obligation of Peridot to pay cash amount or that they have received the billing from the Borrower (b) stating the date the amount is due to be paid and (c) Peridot waiving its right to set off such amounts owed to Borrower with any amount Borrower may owe to Peridot (II) such Accounts do not remain unpaid for mor than sixty (60) days from the date the obligation of Peridot occurred; and (III) such Accounts are delivered directly to Peridot.

(C)Product Financing Charge: Prime Rate plus 0.50%
(D)Product Financing Period: 90 days
(E)Collateral Insurance Amount: Five Million Five Hundred Thousand Dollars ($5,500,000.00)
(F)PRO Finance Charge:    Prime Rate plus 0.50%
(G)Delinquency Fee Rate:     Prime Rate plus 6.500%
(H)Fee Financing Period Exclusion Fee:    Product Advance multiplied by 0.25%
(I)Other Charges:
(i)Monthly Service Fee:    $1,000.00

SECTION III. FINANCIAL COVENANTS:

(A)Definitions: The following terms shall have the following respective meanings in this Attachment. All amounts shall be determined in accordance with generally accepted accounting principles (GAAP).

“Consolidated Net Income” shall mean, for any period, the net income (or loss), after taxes, of Borrower on a consolidated basis for such period determined in accordance with GAAP.

“Current” shall mean within the ongoing twelve month period.

“Current Assets” shall mean assets that are cash, restricted cash applicable to cash received into a lockbox from collections of trad accounts receivable or expected to become cash within the ongoing twelve months.

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“Current Liabilities” shall mean payment obligations resulting from pas or current transactions that require settlement within the ongoing twelve month period. All indebtedness to Peridot and Congress shall be considered a Current Liability for purposes of determining compliance with the Financial Covenats. All subordinated indebtedness shall not be considered current liabilities.

“EBITDA” shall mean, for any period (determined on a consolidated basis in accordance with GAAP, (a) the Consolidated Net Income of Borrower for such period, plus (b) each of the following to the extent reflected as an expense in the determination of such Consolidated Net Income: (i) the Borrower’s provisions for taxes based on income for such period; (ii) Interest Expense for such period; and (III) depreciation and amortization of tangible and intangible assets of Borrower for such period.

“Fixed Charges” shall mean, for any period, an amount equal to the sum, without duplication of the amounts for such as determined for the Borrower on a consolidated basis, of (i) schedule repayments of principal of all Indebtedness (as reduced by repayments thereon previously made), (ii) Interest Expense, (III) capital expenditures (iv) dividends, (v) leasehold improvement expenditures and (vi) all provisions for U.S. and non U.S. Federal, state and local taxes.

“Fixed Charge Coverage Ratio” shall mean the ration as of the last day of any fiscal period of (i) EBITDA as of the last day of such fiscal period to (ii) Fixed Charges.

“Interest Expense” shall mean, for any period, the aggregate consolidated interest expense of Borrower during such period in respect of Indebtedness determined on a consolidated basis in accordance with GAAP, including, without limitation, amortization of original issue discount on any Indebtedness an of all fess payable in connection with the incurrence of such Indebtedness (to the extent included in interest expense), the interest portion of any deferred payment obligation and the interest component of any capital lease obligations.

“Long Term” shall mean beyond the ongoing twelve month period.

“Long Term Assets” shall mean assets that take longer than a year to be converted to cash. They are divided into four categories: tangible assets, investments, intangibles and other.

“Long Term Debt” shall mean payment obligations of indebtedness which mature more than twelve months from the date of determination, or mature within twelve months from such date but are renewable or extendible at the option of the debtor to a date more than twelve months from the date of determination.

“Net Profit after Tax” shall mean Revenue plus all other income, minus all costs, including applicable taxes.

“Revenue” shall mean the monetary expression of the aggregate of products or services transferred by an enterprise to its customers for which said customers have paid or are obligated to pay, plus other income as allowed.

“Subordinated Debt” shall mean Borrower’s indebtedness to third parties as evidenced by an executed Notes Payable Subordination Agreement in favor of Peridot.

“Tangible Net Worth” shall mean Total Net Worth minus goodwill.
“Total Assets” shall mean the total of Current Assets and Long Term Assets. For the purpose of calculating Total Assets for Borrower, the accumulated earnings and foreign currency translation adjustments applicable to Borrower’s Canadian and European subsidiaries are excluded.

“Total Liabilities” shall mean the Current Liabilities and Long Term Debt less Subordinated Debt, resulting from past or current transactions, that require settlement in the future.

“Total Assets” shall mean the total of Current Assets and Long Term Assets. For the purpose of calculating Total Assets for Borrower, the accumulated earnings and foreign currency translation adjustments applicable to Borrower’s Canadian and European subsidiaries are excluded.

“Total Liabilities” shall mean the Current Liabilities and Long Term Debt less Subordinated Debt, resulting from past or current transactions, that require settlement in the future.

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“Total Net Worth” (the amount of owner’s or stockholder’s ownership in an enterprise) is equal to Total Assets minus Total Liabilities. For the purpose of calculating Total Net Worth of Borrower, following shall be excluded (i) accumulated earnings an unrealized foreign currency translation adjustments applicable to Borrower’s Canadian and European subsidiaries and (ii) all income and losses applicable to foreign currency adjustments for each period but not excluding such foreign currency adjustments for each period but not excluding such foreign currency adjustments for annual periods that must comply with GAAP.

“Working Capital” shall mean Current Assents minus Current Liabilities.

(B)1. Borrower will be required to maintain the following financial rations, percentages and amounts as of the last day of the fiscal period under review (quarterly, annually) by Peridot.

	Covenant	Covenant Requirement

(i)	Revenue on an Annual Basis* (i.e. the current fiscal year-to-date Revenue annualized) to Working Capital *Annualized Revenue from intercompany sales are excluded from this calculation.	Greater than Zero and Equal to or Less than 37.0:1.0
(ii)
Net Profit after Tax to Revenue**

**Excluding all income and losses applicable to (a) 100% ownership in Canadian and European subsidiaries and (b) foreign currency adjustments for each period but not excluding such foreign currency adjustments for annual periods that must comply with GAAP and excluding revenue from intercompany sales.
Equal to or Great than 0.10 percent
(iii)
Total Liabilities to Tangible Net Worth ***

***Accumulated earnings and unrealized foreign currency translation adjustments applicable to Borrower’s Canadian and European subsidiaries are excluded from calculation of Borrower’s Total Assets and Total Net Worth.
Greater than Zero and Equal to or Less than 7.0:1.0
2. Business Supplies Distributors Holdings, LLC will be required to maintain the following financial ratios, percentages and amounts as of the last day of the fiscal period under review (quarterly, annually) by Peridot*:

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Covenant
Covenant Requirement

(i)
Revenue on an Annual Basis* (i.e. the current fiscal year-to-date Revenue annualized) to Working Capital.
Greater than Zero and Equal to or Less than 37.0:1.0

(ii)
Net Profit after Tax to Revenue*

*Excluding all (a) income and losses applicable to foreign currency adjustments for each period but not excluding such foreign currency adjustments for annual periods that must comply with GAAP and (b) revenue from intercompany sales.
Equal to or Great than 0.10 percent

(iii)
Total Liabilities to Tangible Net Worth
Greater than Zero and Equal to or Less than 7.0:1.0

*For the purposes of this Section III. Financial Covenants, B.2., all calculations of such covenants shall exclude the financial results of each of Supplies Distributors of Canada, Inc and Supplies Distributors SA.

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